EXHIBIT 99.1

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]
                   UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
               600 Mayer Street o Bridgeville, Pennsylvania 15017

                                     ACTS: Richard M. Ubinger
                                           Vice President of Finance,
                                           Chief Financial Officer and Treasurer
                                           (412) 257-7606
FOR IMMEDIATE RELEASE
---------------------
                                           Comm-Partners LLC
                                           June Filingeri
                                           (203) 972-0186

           UNIVERSAL STAINLESS ACQUIRES EMPIRE SPECIALTY STEEL ASSETS
                  - PLANT TO BE OPERATIONAL WITHIN ONE MONTH -
 - USAP EXPECTS TO DUPLICATE SUCCESSFUL RESTART OF BRIDGEVILLE
                           AND TITUSVILLE OPERATIONS -
     - USAP BECOMES FULLY INTEGRATED PROVIDER OF SPECIALTY STEEL PRODUCTS -

         BRIDGEVILLE, PA, February 14, 2002 -- Universal Stainless & Alloy Products, Inc. (Nasdaq:USAP) announced today that it has acquired certain assets of Empire Specialty Steel, Inc. (Empire), a producer of finished bar, rod and wire specialty steel products, from the New York Job Development Authority
(JDA). The acquisition includes the inventory, property, plant and equipment, and selected intangible assets. The purchase price of $4.0 million was funded with $1.0 million in cash and $3.0 million in notes payable to the JDA.

         Located in Dunkirk, NY, Empire ceased operations on June 29, 2001 and was in default under its agreements with the JDA, which foreclosed on the property. While Empire's reported revenues for the fiscal year ended October 31, 2000 were $46 million, the facility generated annual revenues in excess of $100 million from 1994 through 1996.

         Mac McAninch, President and CEO of Universal Stainless, stated: "The addition of finished specialty steel rod and wire products and the expanded line of bar products will enable us to broaden our product offerings to existing customers within our markets and to enter new market niches. It will also permit us to more fully utilize the production capacity of our existing operations to create additional higher value products. Building on our reputation for producing the highest quality products, we now will be able to offer the marketplace a desirable alternative to imports in a broad range of finished product categories."

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UNIVERSALSTAINLESS  ACQUIRES  ASSETS OF EMPIRE  SPECIALTY STEEL       - PAGE 2 -

          Based on its experience in quickly revitalizing idled steel facilities, management expects the Dunkirk plant to be operational within one month, matching its timetable for restoring production at its idled Bridgeville, PA plant in founding the Company. This process will begin with hiring a number of former employees of Empire to operate the plant in a manner consistent with the Company's business philosophy and policies. In addition, management will immediately rebuild customer and supplier relationships, implement efficient plant processes and advanced information systems and identify cost-saving capital improvement needs. This is consistent with the strategy that has led to the Company's record of profitable quarterly performance since 1994.

          Mr. McAninch continued, "I am pleased that this acquisition meets the needs of our customers, employees and stockholders. The agreements reached with the JDA, the New York Department of Environmental Conservation, the United Steelworkers of America and the local utility companies will enable us to restore jobs and reopen the Dunkirk facility under conditions similar to those when we reopened the Bridgeville and Titusville facilities several years ago. I would also like to thank Governor Pataki for his leadership and persistence in completing this sale."

          New York Governor George E. Pataki stated: "I applaud Universal Stainless for their efforts in reopening the Empire Specialty Steel plant, and bringing jobs back to the area. I look forward to watching this plant grow and prosper."

          Mr. McAninch concluded, "Our operating philosophy since inception is guided by the premise that positive results will be achieved by aligning our customers, suppliers and employees in the pursuit of common objectives. The Dunkirk facility will succeed by working to achieve objectives that serve critical customer needs at the lowest possible cost."

OUTLOOK
-------

          The Company expects the acquisition to generate accretive earnings in the second half of 2002. To take into account the expected start-up costs of $300,000 to $500,000 for the Dunkirk facility, the Company is revising its diluted earnings per share estimate for the 2002 First Quarter to a range of $0.17 to $0.22 from the previous estimate of $0.21 to $0.26. For the 2001 First Quarter, the Company reported diluted earnings per share of $0.25.

UNIVERSAL STAINLESS ACQUIRES ASSETS OF EMPIRE SPECIALTY STEEL         - PAGE 3 -

                                     WEBCAST
                                     -------

         A conference call discussing the transaction is scheduled at 10:00 a.m.
(EST) tomorrow, February 15. It will be webcast simultaneously on the Company's website at WWW.UNIVSTAINLESS.COM, and thereafter be archived on the website. A telephone replay of the conference call will be available beginning at 12:00 noon (EST) tomorrow, continuing through February 22. It can be accessed by dialing 706-645-9291, passcode 3256358. This is a toll call.

ABOUT UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
------------------------------------------------

         Universal Stainless & Alloy Products, Inc. manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers and original equipment manufacturers, which primarily include the power generation and aerospace industries. For 2001, Universal Stainless reported sales of $90.6 million.

                     FORWARD-LOOKING INFORMATION SAFE HARBOR
                     ---------------------------------------

         EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE "SAFE HARBOR" PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHERS, RISKS ASSOCIATED WITH THE ACQUISITION OF THE EMPIRE SPECIALTY STEEL ASSETS AND THE SUCCESSFUL START-UP OF THE PLANT, RISKS ASSOCIATED WITH THE RECEIPT, PRICING AND TIMING OF FUTURE CUSTOMER ORDERS, RISKS RELATED TO THE FINANCIAL VIABILITY OF CUSTOMERS, RISKS ASSOCIATED WITH THE MANUFACTURING PROCESS AND PRODUCTION YIELDS, AND RISKS RELATED TO PROPERTY, PLANT AND EQUIPMENT. CERTAIN OF THESE RISKS AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) OVER THE LAST 12 MONTHS, COPIES OF WHICH ARE AVAILABLE FROM THE SEC OR MAY BE OBTAINED UPON REQUEST FROM THE COMPANY.